Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
February 15, 2018	C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES, INC. REPORTS 2017 RESULTS

Honaker, Virginia -- New Peoples Bankshares (the “Company”) (OTCBB: NWPP) and its wholly-owned subsidiary New Peoples Bank (the “Bank”) today announced consolidated net income of $3.1 million, or $0.13 earnings per share, for the year ended December 31, 2017. This compares to consolidated net income of $958 thousand, or $0.04 earnings per share, for the year ended December 31, 2016, which is an increase of $2.1 million, or $0.09 earnings per share.

Highlights from the year ended December 31, 2017 include:

·	Loans increased $44.4 million, or 9.48%;
·	Provision for loan losses of $450,000 for 2017 as compared to a negative provision for loan losses of $500 thousand for 2016;
·	Gain of $2.6 million recognized on sale and leaseback transactions;
·	Net income tax expense of $144 was recorded, comprised of $4.0 million due to changes in deferred tax assets resulting from the enactment of the Tax Cuts and Jobs Act in December, and a $318 thousand dollar tax penalty related to the surrender of several bank owned life insurance policies. These expenses were largely offset by the reversal of a previously recorded valuation allowance against the deferred tax asset due to improved earnings;
·	Decrease in nonperforming assets of $9.7 million, or 40.05%;
·	Deposits increased $28.1 million, or 5.07%;
·	Net interest margin of 3.94%;
·	Stock Warrants on 636,364 common shares were exercised in 2017, resulting in additional capital of $1.1 million; and,
·	Book value per share of $2.12 as of December 31, 2017.

“During 2017 we made great strides in growing the loan portfolio, improving credit quality, reducing nonperforming assets, growing deposits, increasing earnings and capital” stated C. Todd Asbury, President and Chief Executive Officer. He added “We had loan growth of $44.4 million during the year and were able to reduce other real estate owned by $3.8 million as well. We recognized a gain of $2.6 million on the sale and leaseback transactions, as we were able to tap into the equity we had built in our branch properties. The additional capital increased our capacity to continue to grow the balance sheet, namely loans, and also allowed us to be more aggressive in reducing our nonperforming assets to be more in line with our peers. Net earnings increased as a result of the improvements that we have made over the past years. We believe these improvements will continue to benefit net earnings going forward. Furthermore, we are appreciative of our shareholders who exercised stock warrants in late 2017 demonstrating their confidence in the Company’s continued improvements.” Asbury also added, “I am very proud of our team of board members’ and employees’ hard work to accomplish a lot of great things in 2017. It was a remarkable year.”

2017 Results

Consolidated net income for the year ended December 31, 2017 was $3.1 million, or $0.13 per share, compared to consolidated net income of $958 thousand, or $0.04 per share, for the year ended December 31, 2016. This is an increase of $2.1 million, or $0.09 per share. The annualized return on average assets for 2017 was 0.47% as compared to 0.15% for the same period in 2016. The return on average equity was 6.30% for 2017 and 2.00% for the same period in 2016.

Net interest income, increased $1.1 million, or 4.85%, from 2016 to 2017. This increase in net interest income is due primarily to the $1.5 million increase in interest and fees on loans, due to increased loan volume during 2017.

For 2017, noninterest income increased to $9.8 million from $7.3 million for the same period in 2016, an increase of $2.5 million, or 34.91%. This increase was primarily due to the $2.6 million gain recognized on the sale and leaseback transactions completed during the second quarter of 2017. Additionally, 2016 includes gains on sales of investment securities that were not replicated in 2017.

Noninterest expenses showed a slight increase of $360,000 to $28.9 million in 2017. Salaries and employee benefits increased from $13.1 million in 2016 to $13.5 million in 2017, an increase of $389 thousand, or 2.96%. This increase was primarily due to annual pay increases and strategic hires made throughout the year. Occupancy and equipment expenses increased $326 thousand to $4.5 million during 2017 primarily as a result of lease expenses resulting from the sale lease back transaction. Expenses related to other real estate owned and repossessed assets showed a decline of $749 thousand, or 34.15%, from $2.2 million in 2016 to $1.4 million in 2017.

With the enactment of the Tax Cuts and Jobs Act, the federal corporate tax rate was reduced from a graduated rate of up to 35% to a flat rate of 21% effective January 1, 2018. As changes in tax rates are enacted, deferred tax assets and liabilities are revalued with an adjustment through tax expense. During the fourth quarter of 2017, the value of deferred tax assets was reduced resulting in an additional income tax provision of $4.0 million. This additional tax provision was offset by the reversal of a previously recorded valuation allowance, against our deferred tax asset, totaling $4.2 million. In addition to the deferred tax adjustments recorded, a tax penalty of $318 thousand was recorded resulting from the surrender of several low yielding bank owned life insurance policies. Combined all of the income tax related items resulted in a net $144 thousand expense for 2017 as compared to a $9 thousand benefit in 2016.

Balance Sheet

At December 31, 2017, total assets were $666.7 million, total loans were $513.0 million, and total deposits were $582.5 million. Total assets increased $32.4 million in 2017, or 5.10%, from $634.3 million at December 31, 2016. Total loans increased $44.4 million, or 9.48%, from $468.6 million at December 31, 2016, to $513.0 million at December 31, 2017. OREO decreased in 2017 to $6.9 million at December 31, 2017 from $10.7 million at December 31, 2016. Bank owned life insurance decreased $7.8 million due largely to the surrender of several low yielding policies during the fourth quarter of 2017.

On the liability side of the balance sheet, total deposits increased $28.1 million, or 5.07% to $582.5 million. Time deposits increased $24.5 million, or 9.89%, to $272.3 million at December 31, 2017. FHLB advances decreased $6.2 million to $7.6 million while trust preferred securities remained unchanged at $16.5 million.

As a result of the previously discussed sale and leaseback transactions, the Company recognized right-to-use assets – operating leases of approximately $5.3 million, along with corresponding lease liabilities of approximately $5.3 million. This accounting treatment resulted from the early adoption of ASU No. 2016-02 Leases (Topic 842). This ASU revised certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions.

Total equity was $51.0 million at December 31, 2017. The Bank’s capital ratios at December 31, 2017 as compared to December 31, 2016, respectively were as follows: Tier 1 leverage ratio of 9.56% versus 9.93%; Tier 1 risk based capital ratio of 14.05% versus 15.39%; total risk based capital ratio of 15.30% versus 16.64%; and common equity Tier 1 capital ratio of 14.05% versus 15.39%. The Bank is considered well-capitalized under regulatory guidelines.

Asset Quality and Allowance for Loan Losses

Asset quality continued to improve during 2017, as OREO and nonaccrual loans both decreased in 2017. Nonperforming assets, which include nonaccrual loans, loans past due 90 days or greater still accruing interest, and other real estate owned, decreased $9.7 million, or 40.05%, from $24.1 million to $14.4 million during 2017. Total nonperforming assets represented 2.16% and 3.79% of total assets at December 31, 2017 and December 31, 2016, respectively. There were no loans past due 90 days or greater and still accruing interest at December 31, 2017 or 2016.

The allowance for loan losses increased to $6.2 million at December 31, 2017 as compared to $6.1 million at December 31, 2016. The allowance for loan losses at the end of 2017 was 1.21% of total loans as compared to 1.30% at the end of 2016. A provision for loan losses of $450 thousand compared to a negative provision for loan losses of $500 thousand were recorded in 2017 and 2016, respectively.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank financial holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 20 locations throughout southwest Virginia, eastern Tennessee, and southern West Virginia. The Company’s common stock is traded over the counter under the trading symbol “NWPP”. Additional investor information can be found on the Company’s website at www.npbankshares.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

(UNAUDITED - IN THOUSANDS EXCEPT SHARE DATA)

ASSETS	2017	2016

Cash and due from banks	$18,249	$18,500
Interest-bearing deposits with banks	14,452	16,816
Federal funds sold	4	132
Total Cash and Cash Equivalents	32,705	35,448

Investment securities available-for-sale	71,088	70,011

Loans receivable	513,008	468,629
Allowance for loan losses	(6,196)	(6,072)
Net Loans	506,812	462,557

Bank premises and equipment, net	26,115	29,985
Equity securities (restricted)	2,570	2,802
Other real estate owned	6,859	10,655
Accrued interest receivable	2,036	1,848
Life insurance investments	4,456	12,274
Deferred taxes, net	5,499	5,285
Right-of-use assets – operating leases	5,253	—
Other assets	3,307	3,470

Total Assets	$666,700	$634,335

LIABILITIES

Deposits:
Demand deposits:
Noninterest bearing	$154,631	$151,914
Interest-bearing	34,583	40,213
Savings deposits	121,000	114,492
Time deposits	272,330	247,819
Total Deposits	582,544	554,438

Federal Home Loan Bank advances	7,558	13,758
Lease liabilities – operating leases	5,253	—
Accrued interest payable	426	331
Accrued expenses and other liabilities	3,450	2,395
Trust preferred securities	16,496	16,496

Total Liabilities	615,727	587,418

STOCKHOLDERS’ EQUITY

Common stock - $2.00 par value; 50,000,000 shares authorized;
23,992,086 and 23,354,457 shares issued and outstanding at December 31, 2017 and 2016, respectively	47,844	46,709
Common stock warrants	—	764
Additional paid-in-capital	14,570	13,965
Retained deficit	(10,847)	(14,065)
Accumulated other comprehensive loss	(594)	(456)

Total Stockholders’ Equity	50,973	46,917

Total Liabilities and Stockholders’ Equity	$666,700	$634,335

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

(UNAUDITED - IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

INTEREST AND DIVIDEND INCOME	2017	2016
Loans including fees	$24,163	$22,644
Federal funds sold	1	—
Interest-earning deposits with banks	192	84
Investments	1,496	1,480
Dividends on equity securities (restricted)	141	138
Total Interest and Dividend Income	25,993	24,346

INTEREST EXPENSE
Deposits
Demand	48	50
Savings	180	166
Time deposits below $100,000	1,356	1,087
Time deposits above $100,000	885	655
FHLB Advances	146	152
Federal funds purchased	5	2
Trust Preferred Securities	593	508
Total Interest Expense	3,213	2,620

NET INTEREST INCOME	22,780	21,726

PROVISION FOR LOAN LOSSES	450	(500)

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	22,330	22,226

NONINTEREST INCOME
Gain on sale and leaseback transactions	2,619	—
Service charges	3,598	2,850
Fees, commissions and other income	3,292	3,507
Insurance and investment fees	212	462
Net realized gains on sale of investment securities	—	303
Life insurance investment income	115	169
Total Noninterest Income	9,836	7,291

NONINTEREST EXPENSES
Salaries and employee benefits	13,515	13,126
Occupancy and equipment expense	4,483	4,157
Lease expense – operating leases	265	—
Advertising and public relations	351	449
Data processing and telecommunications	2,506	2,403
FDIC insurance premiums	398	470
Other real estate owned and repossessed vehicles, net	1,444	2,193
Other operating expenses	5,966	5,770
Total Noninterest Expenses	28,928	28,568

INCOME BEFORE INCOME TAXES	3,238	949

INCOME TAX EXPENSE (BENEFIT)	144	(9)

NET INCOME	$3,094	$958

Income Per Share
Basic and Diluted	$0.13	$0.04

Weighted Average Shares of Common Stock
Basic and Diluted	23,472,012	23,354,155

 NEW PEOPLES BANKSHARES, INC.

QUARTERLY KEY PERFORMANCE AND CAPITAL RATIOS

 (UNAUDITED)

	For the three-months ended,
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Key Performance Ratios
Earning Asset Yield	4.51%	4.49%	4.58%	4.37%	4.40%
Cost of interest bearing liabilities	0.77%	0.74%	0.71%	0.67%	0.64%
Cost of Funds	0.57%	0.55%	0.53%	0.50%	0.47%
Net Interest Margin	3.93%	3.93%	4.04%	3.85%	3.90%

Return on average stockholder’s equity	(0.64)%	3.83%	21.49%	0.99%	(7.95)%
Return on average assets	(0.05)%	0.29%	1.59%	0.07%	(0.61)%
Efficiency Ratio*	93.28%	93.55%	74.74%	98.57%	113.25%
Loan to Deposit Ratio	88.06%	86.21%	84.80%	83.19%	84.52%

Asset Quality
Allowance for loan loss to total loans	1.21%	1.21%	1.29%	1.25%	1.30%
Net charge offs (recoveries) to average loans, annualized	0.27%	0.18%	(0.28)%	0.09%	0.24%
Nonaccrual loans to total loans	1.47%	2.04%	2.17%	2.93%	2.86%
Nonperforming assets to total assets	2.16%	2.67%	2.71%	3.73%	3.79%

Capital Ratios (Bank Only)
Tier 1 leverage	9.56%	9.84%	9.86%	9.73%	9.93%
Tier 1 risk-based capital	14.05%	14.71%	14.97%	14.94%	15.39%
Total risk-based capital	15.30%	15.96%	16.22%	16.19%	16.64%
Total common equity tier 1 capital	14.05%	14.71%	14.97%	14.94%	15.39%

*The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.